UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2017 (February 6, 2017)

Booz Allen Hamilton Holding Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34972	26-2634160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8283 Greensboro Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 902-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 6, 2017, Booz Allen Hamilton Holding Corporation’s wholly-owned subsidiaries Booz Allen Hamilton Inc. (the “Company”) and Booz Allen Hamilton Investor Corporation (“Investor”), and certain wholly-owned subsidiaries of the Company (the “Subsidiaries” and, together with Investor, the “Guarantors”), entered into the Fourth Amendment (the “Amendment”) to the Credit Agreement, dated as of July 31, 2012 (as previously amended by the First Amendment to Credit Agreement, dated as of August 16, 2013, the Second Amendment to Credit Agreement, dated as of May 7, 2014, and Third Amendment to the Credit Agreement, dated as of July 13, 2016, the “Existing Credit Agreement” and, as amended, the “Credit Agreement”), among the Company, the Guarantors, Bank of America, N.A., as Administrative Agent, Collateral Agent and Issuing Lender, and the other lenders and financial institutions from time to time party thereto, to reduce the interest rate applicable to the tranche B term loans under the Credit Agreement. The interest rate applicable to the tranche A term loans is unchanged.

Prior to the Amendment, approximately $399 million of tranche B term loans (the “Existing Tranche B Term Loans”) were outstanding under the Existing Credit Agreement. Pursuant to the Amendment, certain lenders under the Existing Credit Agreement converted their Existing Tranche B Term Loans into a new tranche of tranche B term loans (the “New Refinancing Tranche B Term Loans”) in an aggregate amount, along with New Refinancing Tranche B Term Loans advanced by certain new lenders, of approximately $399 million. The proceeds of the New Refinancing Tranche B Term Loans advanced by the new lenders were used to prepay in full all of the Existing Tranche B Term Loans that were not converted into New Refinancing Tranche B Term Loans.

Under the Amendment, the rate at which New Refinancing Tranche B Term Loans bear interest is equal to (i) the higher of (x) the rate for deposits in U.S. dollars in the London interbank market (adjusted for maximum reserves) for the applicable interest period (“LIBOR rate”) and (y) 0.00%, plus, in each case, 2.25%, or (ii) the alternate base rate, which is the higher of (w) the corporate base rate established by the administrative agent from time to time, (x) 0.50% in excess of the overnight federal funds rate, (y) the three-month LIBOR rate (adjusted for maximum reserves) plus 1.00%, plus, in each case, 1.25%; provided, that if such rate shall be less than zero, such rate shall be deemed to be zero.

The New Refinancing Tranche B Term Loans will be secured by the same collateral and guaranteed by the same guarantors as the existing term loans under the Credit Agreement. The New Refinancing Tranche B Term Loans will, like the Existing Tranche B Term Loans under the Existing Credit Agreement, mature on June 30, 2023. Voluntary prepayments of the New Refinancing Tranche B Term Loans are permitted at any time, in minimum principal amounts, without premium or penalty, subject to a 1.00 percent premium payable in connection with certain repricing transactions within the first six months after the Amendment. The other terms of the New Refinancing Tranche B Term Loans are also generally the same as the terms of the Existing Tranche B Term Loans under the Existing Credit Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 with respect to the New Refinancing Tranche B Term Loans is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On February 7, 2017, Booz Allen Hamilton Holding Corporation (the “Company”) will post an investor presentation to the “Investor Relations” section of its website. A copy of the investor presentation is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Fourth Amendment to Credit Agreement, dated as of February 6, 2017, among Booz Allen Hamilton Inc., as Borrower, Booz Allen Hamilton Investor Corporation, Booz Allen Hamilton Engineering Holding Co., LLC, Booz Allen Hamilton Engineering Services, LLC and SDI Technology Corporation, as Guarantors, Bank of America, N.A., as Administrative Agent, Collateral Agent and Issuing Lender, and the other Lenders and financial institutions from time to time party thereto

99.1	Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Booz Allen Hamilton Holding Corporation

BY:	/s/ Lloyd W. Howell, Jr.
Lloyd W. Howell, Jr.
Executive Vice President, Chief Financial Officer and Treasurer

Date: February 7, 2017

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Fourth Amendment to Credit Agreement, dated as of February 6, 2017, among Booz Allen Hamilton Inc., as Borrower, Booz Allen Hamilton Investor Corporation, Booz Allen Hamilton Engineering Holding Co., LLC Booz Allen Hamilton Engineering Services, LLC and SDI Technology Corporation, as Guarantors, Bank of America, N.A., as Administrative Agent, Collateral Agent and Issuing Lender, and the other Lenders and financial institutions from time to time party thereto

99.1	Investor Presentation